UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2008

INNERWORKINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52170	20-5997364
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 West Chicago Avenue Suite 850 Chicago, Illinois	60610
(Address of principal executive offices)	(Zip Code)

(312) 642-3700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Credit Agreement

On May 21, 2008, InnerWorkings, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase, N.A. (“JPMorgan”), as administrative agent, Banc of America Securities LLC, as syndication agent, J.P. Morgan Securities Inc., as sole bookrunner and sole lead arranger, and certain financial institutions that are or may from time to time become parties thereto (the “Lenders”).

The Credit Agreement provides for a senior secured revolving credit facility in an initial aggregate principal amount of up to US$75,000,000 (with an option to increase the commitments by up to US$50,000,000 pursuant to the terms of the Credit Agreement) (the “Revolving Facility”). The Revolving Facility includes subfacilities for swing-line loans and letters of credit. The Company’s obligations under the Credit Agreement are guaranteed by the Company’s material domestic subsidiaries. The Company’s obligations under the Credit Agreement and such material domestic subsidiaries’ guaranty obligations are secured by substantially all of their respective assets. The maturity date for the Revolving Facility is May 21, 2011. Loans outstanding under the Credit Agreement bear interest at the Adjusted LIBO Rate or the Alternate Base Rate, as elected by the Company.

The terms of the Credit Agreement include various covenants, including covenants that require the Company to maintain a maximum leverage ratio and a minimum interest coverage ratio. The Credit Agreement also provides for limitations on indebtedness, liens, guarantee obligations and mergers. The Credit Agreement includes customary events of default, including, without limitation, payment defaults, cross defaults to other indebtedness and bankruptcy related defaults (each, an “Event of Default”). If an Event of Default occurs and is not cured within the prescribed period, JPMorgan may, and upon instruction from a majority of the Lenders shall, terminate the loan commitments and declare all of the Company’s obligations under the Credit Agreement to be immediately due and payable.

The proceeds from the Revolving Facility will be used, among other purposes, for general corporate and working capital purposes of the Company and its subsidiaries in the ordinary course of business, for permitted acquisitions, for capital expenditures and for restricted payments, including the repurchase of shares of the Company’s common stock, as permitted pursuant to the terms of the Credit Agreement.

Pledge and Security Agreement

In connection with the Credit Agreement, the Company and its material domestic subsidiaries (the “Grantors”) entered into a Pledge and Security Agreement dated as of May 21, 2008 (the “Security Agreement”), in favor of JPMorgan, as administrative agent for the Lenders. Pursuant to the Security Agreement, the Grantors granted a security interest in substantially all of their respective assets to secure the prompt and complete payment and performance by the Company of its obligations under the Credit Agreement and the other loan documents executed in connection therewith.

The foregoing descriptions of the Credit Agreement and Security Agreement are qualified in their entirety by reference to the actual terms of the Credit Agreement and Security Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 is also responsive to Item 2.03 of this Current Report on Form 8-K and is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit No.	Description
10.1	Credit Agreement, dated as of May 21, 2008, by and among InnerWorkings, Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, Banc of America Securities LLC, as syndication agent, J.P. Morgan Securities Inc., as sole bookrunner and sole lead arranger, and certain financial institutions that are or may from time to time become parties thereto.

10.2	Pledge and Security Agreement, dated as of May 21, 2008, by and among InnerWorkings, Inc., the subsidiaries of InnerWorkings, Inc. listed therein, and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the lenders party to the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNERWORKINGS, INC.

Dated: May 28, 2008	By:	/s/ Nicholas J. Galassi
	Name:	Nicholas J. Galassi
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Credit Agreement, dated as of May 21, 2008, by and among InnerWorkings, Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, Banc of America Securities LLC, as syndication agent, J.P. Morgan Securities Inc., as sole bookrunner and sole lead arranger, and certain financial institutions that are or may from time to time become parties thereto.

10.2	Pledge and Security Agreement, dated as of May 21, 2008, by and among InnerWorkings, Inc., the subsidiaries of InnerWorkings, Inc. listed therein, and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the lenders party to the Credit Agreement.